Exhibit 99.1

News Release

Contact:	Investors: Cameron Hopewell - Managing Director, Investor Relations - (615) 263-3024 Media: Steve Owen – Vice President, Communications - (615) 263-3107

CORECIVIC PROVIDES UPDATE ON U.S. MARSHALS SERVICE CONTRACT FOR THE

WEST TENNESSEE DETENTION FACILITY

Brentwood, Tenn. – September 17, 2021 – As has been previously disclosed, CoreCivic, Inc. (NYSE: CXW) (the Company) has a direct contract with the U.S. Marshals Service (USMS) at the 600-bed West Tennessee Detention Facility in Mason, Tennessee that is scheduled to expire on September 30, 2021. The Company recently was provided with a definitive inmate population ramp down plan from the USMS indicating that all inmates will be transferred out of the facility by September 30, 2021. As a result, the Company does not expect the USMS to exercise its renewal option under the existing contract.

The Company has been actively marketing the facility to other government agencies, and in August 2021, the Company submitted a formal response to a government agency’s request for proposal to utilize the West Tennessee Detention Facility. However, the Company can provide no assurances that it will be successful in entering into a new contract with the government agency.

The revenue generated from the USMS at the West Tennessee Detention Facility for the year ended December 31, 2020, and six months ended June 30, 2021, was $18.4 million and $10.2 million, respectively. For the year ended December 31, 2020, the facility incurred a $1.4 million net operating loss, and for the six months ended June 30, 2021, the facility generated net operating income of $0.8 million.

About CoreCivic

CoreCivic is a diversified government solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. CoreCivic provides a broad range of solutions to government partners that serve the public good through corrections and detention management, a network of residential reentry centers to help address America’s recidivism crisis, and government real estate solutions. CoreCivic is the nation’s largest owner of partnership correctional, detention and residential reentry facilities, and believes it is the largest private owner of real estate used by government agencies in the U.S. CoreCivic has been a flexible and dependable partner for government for more than 35 years. CoreCivic’s employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good.

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act

5501 Virginia Way, Brentwood, Tennessee 37027, Phone: 615-263-3000

of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) changes in government policy (including the United States Department of Justice, or DOJ, not renewing contracts as a result of President Biden’s Executive Order on Reforming Our Incarceration System to Eliminate the Use of Privately Operated Criminal Detention Facilities) (two agencies of the DOJ, the United States Federal Bureau of Prisons and the United States Marshals Service, utilize our services), legislation and regulations that affect utilization of the private sector for corrections, detention, and residential reentry services, in general, or our business, in particular, including, but not limited to, the continued utilization of our correctional and detention facilities by the federal government, and the impact of any changes to immigration reform and sentencing laws (we do not, under longstanding policy, lobby for or against policies or legislation that would determine the basis for, or duration of, an individual’s incarceration or detention); (ii) our ability to obtain and maintain correctional, detention, and residential reentry facility management contracts because of reasons including, but not limited to, sufficient governmental appropriations, contract compliance, negative publicity and effects of inmate disturbances; (iii) changes in the privatization of the corrections and detention industry, the acceptance of our services, the timing of the opening of new facilities and the commencement of new management contracts (including the extent and pace at which new contracts are utilized), as well as our ability to utilize available beds; (iv) general economic and market conditions, including, but not limited to, the impact governmental budgets can have on our contract renewals and renegotiations, per diem rates, and occupancy; (v) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, contract renegotiations or terminations, increases in costs of operations, fluctuations in interest rates and risks of operations; (vi) the duration of the federal government’s denial of entry at the United States southern border to asylum-seekers and anyone crossing the southern border without proper documentation or authority in an effort to contain the spread of COVID-19; (vii) government and staff responses to staff or residents testing positive for COVID-19 within public and private correctional, detention and reentry facilities, including the facilities we operate; (viii) restrictions associated with COVID-19 that disrupt the criminal justice system, along with government policies on prosecutions and newly ordered legal restrictions that affect the number of people placed in correctional, detention, and reentry facilities, including those associated with a resurgence of COVID-19; (ix) whether revoking our real estate investment trust, or REIT, election, effective January 1, 2021, and our revised capital allocation strategy can be implemented in a cost effective manner that provides the expected benefits, including facilitating our planned debt reduction initiative and planned return of capital to shareholders; (x) our ability to successfully identify and consummate future development and acquisition opportunities and our ability to successfully integrate the operations of our completed acquisitions and realize projected returns resulting therefrom; (xi) our ability, following our revocation of our REIT election, to identify and initiate service opportunities that were unavailable under the REIT structure; (xii) our ability to have met and maintained qualification for taxation as a REIT for the years we elected REIT status; and (xiii) the availability of debt and equity financing on terms that are favorable to us, or at all. Other factors that could cause operating and financial results to differ are described in the filings we make from time to time with the Securities and Exchange Commission.

CoreCivic takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

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